Exhibit 99.1

G&K Services Reports Fiscal 2013 First Quarter Results

Company Achieves Record Quarterly Earnings Per Diluted Share of $0.62; 38 Percent Growth

Revenue Grows 6.1 Percent to $222 Million

Operating Margin Increases 140 Basis Points to 8.8 Percent

Increases Full-Year Earnings Guidance

MINNEAPOLIS--(BUSINESS WIRE)--October 30, 2012--G&K Services, Inc. (NASDAQ: GKSR) today reported operating results for the first quarter of its fiscal year 2013, which ended on September 29, 2012. First quarter revenue grew by 6.1 percent to $222.4 million, up from $209.7 million in last year’s first quarter, driven by solid growth in both rental operations and direct sales. First quarter net earnings per diluted share grew to $0.62, a 38 percent increase from earnings of $0.45 per diluted share in the prior-year period. This was the highest quarterly earnings per diluted share in the company’s history.

“The first quarter was a terrific start to our fiscal year, continuing our momentum,” said Douglas A. Milroy, Chief Executive Officer. “We were particularly pleased with our strong operating margin improvement, which reflects crisp execution of our game plan, especially a company-wide commitment to service excellence and a focus on improving operations.”

Income Statement Review
First quarter revenue from rental operations grew solidly to $203.5 million, up from $194.0 million in the prior-year quarter. The rental organic growth rate was 5.6 percent. The organic growth rate is calculated using revenue adjusted for foreign currency exchange rate differences, acquisitions and divestitures. First quarter direct sales grew by 20.7 percent to $19.0 million, up from $15.7 million in the prior-year. Direct sales growth was primarily due to increased sales from new accounts.

Operating margin expanded to 8.8 percent, a 140 basis point improvement from the 7.4 percent margin in last year’s first quarter. The operating margin increase was primarily due to revenue growth leveraging fixed costs, productivity improvements in rental production and delivery, and lower energy and healthcare costs. These improvements were partially offset by an expected increase in rental merchandise expense.

Net earnings also benefited from lower interest expense and a lower effective tax rate. Interest expense in the first quarter was $1.0 million, down from $1.7 million in the prior-year period, primarily due to a lower effective interest rate, partially offset by higher total debt. The effective tax rate was 35.7 percent, compared to 40.0 percent in last year’s first quarter. The lower tax rate was due to the resolution of a tax contingency in the current period and the prior-year write-off of deferred tax assets related to equity compensation.

Balance Sheet and Cash Flow
The company ended the first quarter with total debt, net of cash, of $185.5 million and a debt to total capital ratio of 33.0 percent. The company reduced its total debt by $12.5 million during the quarter. Total stockholders’ equity at the end of the quarter was $417.6 million.

The company generated strong cash flow during the quarter. Cash provided by operating activities in the first quarter improved to $19.8 million, an increase of $27.2 million compared to negative $7.4 million in last year’s first quarter. The stronger cash flow was primarily due to improvements in working capital, higher net income, and a lower contribution to the company’s pension plan than in the prior year. Capital expenditures were $10.2 million, up from $7.2 million in the prior year period, due to increased investments to enhance productivity and support profitable revenue growth.

Outlook
The company expects to drive continued performance gains in fiscal 2013, despite persistent weakness in the economy, slow employment growth and considerable political uncertainty. The company continues to expect fiscal 2013 revenue in a range of $890 million to $910 million. Based on first quarter performance, the company is raising its full-year earnings guidance to a range of $2.25 to $2.45 per diluted share, up from the previously announced range of $2.20 to $2.40.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s web site at www.gkservices.com. A replay of the call will be available on the company’s web site through November 30, 2012.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 165,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s web site at www.gkservices.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended
(U.S. Dollars, in thousands, except per share data)	September 29, 2012	October 1, 2011

REVENUES
Rental operations	$203,459	$194,001
Direct sales	18,969	15,722
Total revenues	222,428	209,723

OPERATING EXPENSES
Cost of rental operations	138,672	133,587
Cost of direct sales	14,333	11,915
Selling and administrative	49,875	48,746
Total operating expenses	202,880	194,248

INCOME FROM OPERATIONS	19,548	15,475
Interest expense	1,036	1,653
INCOME BEFORE INCOME TAXES	18,512	13,822
Provision for income taxes	6,618	5,529
NET INCOME	$11,894	$8,293

BASIC EARNINGS PER COMMON SHARE	$0.63	$0.45
DILUTED EARNINGS PER COMMON SHARE	$0.62	$0.45

Weighted average number of shares outstanding, basic	18,681	18,430
Weighted average number of shares outstanding, diluted	18,949	18,610

Dividends declared per share	$0.195	$0.130

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. Dollars, in thousands)	September 29, 2012	June 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$20,230	$19,604
Accounts receivable, net	93,372	93,064
Inventories, net	175,085	178,226
Other current assets	13,125	12,239
Total current assets	301,812	303,133

Property, Plant, Equipment, net	192,007	187,840
Goodwill	327,467	325,336
Other Assets	59,096	57,422
Total assets	$880,382	$873,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$47,840	$41,358
Accrued expenses	66,440	69,902
Deferred income taxes	8,508	8,439
Current maturities of long-term debt	28,691	206
Total current liabilities	151,479	119,905

Long-Term Debt, net of Current Maturities	177,000	218,018
Deferred Income Taxes	8,758	5,473
Accrued Income Taxes	11,090	11,339
Pension Withdrawal Liability	23,556	23,562
Other Noncurrent Liabilities	90,867	92,375
Stockholders' Equity	417,632	403,059
Total Liabilities and stockholders' equity	$880,382	$873,731

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended
	September 29,	October 1,
(U.S. Dollars, in thousands)	2012	2011
Operating Activities:
Net income	$11,894	$8,293
Adjustments to reconcile net income to net
cash provided by (used for) operating activities -
Depreciation and amortization	8,056	8,776
Other adjustments	1,387	1,001
Changes in current operating items and other, net	(1,557)	(25,441)
Net cash provided by (used for) operating activities	19,780	(7,371)
Investing Activities:
Property, plant and equipment additions, net	(10,200)	(7,195)
Acquisition of business assets, net of cash	(101)	-
Net cash used for investing activities	(10,301)	(7,195)
Financing Activities:
Payments of long-term debt	(133)	(236)
(Payments on) Proceeds from revolving credit facilities, net	(12,400)	2,000
Cash dividends paid	-	(2,446)
Net Issuance of common stock, under stock option plans	3,999	536
Purchase of common stock	(730)	(604)
Net cash used for financing activities	(9,264)	(750)
Increase (Decrease) in Cash and Cash Equivalents	215	(15,316)
Effect of Exchange Rates on Cash	411	(95)

Cash and Cash Equivalents:
Beginning of period	19,604	22,974
End of period	$20,230	$7,563

CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com